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                                                                    EXHIBIT 21.1


Subsidiaries and Affiliates.
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     1.  The Company has the following subsidiaries and affiliates:

          a. Genesys Telecommunications Laboratories - Europe Limited, a UK corporation;

          b.   Genesys Russia, Inc., a California corporation; and

          c. Genesys Laboratories Canada Inc., a New Brunswick business corporation

          d.   Genesys Vladivostok, a Russian corporation.

          e.   Genesys Moscow (status of entity undetermined);

          f.   Genesys Telecommunications France (registration in process); and

          g.   Genesys Laboratories Australasia PTY Limited.